Exhibit 99.1

Organovo to Present at the 26th Annual Piper Jaffray Healthcare Conference

SAN DIEGO, Nov. 20, 2014 /PRNewswire/ — Organovo Holdings, Inc. (NYSE MKT: ONVO) (“Organovo”), a three-dimensional biology company focused on delivering breakthrough 3D bioprinting technology, has been invited to present at the 26th Annual Piper Jaffray Healthcare Conference, which will be held in New York December 2-3, 2014.

Organovo’s Chairman and Chief Executive Officer, Keith Murphy, will be presenting on Tuesday, December 2, at 4:30pm ET.

The goal of Piper Jaffray’s 26th Annual Healthcare Conference is to bring together key industry executives, investors and Piper professionals to provide multiple perspectives, investigate critical trends and identify the leaders in the markets that are driving our economy. The conference will be held at The New York Palace Hotel, 455 Madison Avenue, New York, NY 10022.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for use in medical research and therapeutic applications. The Company develops 3D human disease models through internal development and in collaboration with pharmaceutical and academic partners. Organovo’s 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. The company recently launched its initial product of the planned exVive3DTM portfolio offering, a 3D Human Liver Tissue for use in Toxicology and other preclinical drug testing. Additional products, including a 3D Kidney Model, are in development with anticipated release for use in the latter half of calendar year 2016. Furthermore, the company actively conducts early research on specific tissues for therapeutic use in direct surgical applications. In addition to numerous scientific publications, the Company’s technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the market acceptance of the Company’s products; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our annual report on Form 10-K filed with the SEC on June 10, 2014 and its report on Form 10- Q filed with the SEC on November 7, 2014, as well as our other filings with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Organovo Holdings, Inc.

Barry Michaels, Chief Financial Officer, 858-224-1000, ext. 3, IR@organovo.com, or Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; Media Contact, Mike Renard, EVP, Commercial Operations, 858-224-1006, mrenard@organovo.com